July 7, 2008

Mr. Norman R. Bobins
179 E. Lake Shore Drive
Apt. 21E
Chicago, IL  60611

Dear Norm:

It is our pleasure to extend to you an offer to become a member of the Board of Directors of PrivateBancorp, Inc. and to become Chairman and a member of the Board of Directors of The PrivateBank and Trust Company.  As more fully set forth in the attached term sheet agreement, you will also be a member of various Board committees.  As discussed, your compensation includes significant equity awards consistent with our belief that your leadership will help deliver significant long term value for our shareholders.  We are very excited about the prospect of having you join our team, and we would like you to start serving on the Boards as soon as possible.

Please signify your acceptance of this offer by signing as indicated below.  You may return this offer letter to the following confidential fax 312.683.1888.

Sincerely,                                                                                     Sincerely,

/s/ Ralph B. Mandell                                                                 /s/ James M. Guyette

Ralph B. Mandell                                                                       James M. Guyette
Chairman                                                                                     Chairman, Compensation Committee

Accepted:

/s/ Norman R. Bobins                                                                                                Date: July 7, 2008
Norman R. Bobins

Term Sheet
for
Bank Chairman

Positions
Chairman and a member of the Board of Directors of
The PrivateBank and Trust Company (“Bank”)
Member of the Board of Directors of PrivateBancorp, Inc. (“Holding Company”)
(each a “Board” and collectively the “Boards”)
Shall serve on such committees of the Holding Company and/or the Bank as mutually agreed by the parties and as determined by the applicable nominating and governance committee.

Duties
The Chairman will preside at the meetings of the Board of Directors of the Bank, and he will be actively involved with the work of the committees for which he will be a member.  Subject to the requirements of certain obligations with his prior employer, and his other business, civic and charitable commitments, the Chairman will be significantly involved in activities to promote the interests of the Bank.

Term	It is the expectation of the Chairman and the Bank that he will undertake these positions and duties for a minimum of three years.
Annual Retainer
The Chairman will receive the same cash retainer and regular equity awards as do other directors.  In addition, the Chairman will receive such additional cash payments as may be required for the Chairman’s annual compensation (cash plus regular director equity) to be $150,000.

Stock Options
100,000 options to be granted on the date the Chairman commences Board membership.  One-half of the options (50,000) will be time vested (33 1/3% on each of December 31, 2008, December 31, 2009 and December 31, 2010).  One-half of the options (50,000) will vest on the attainment of the same EPS performance objectives under the 2007 inducement option awards to senior executives.  See Exhibit A for further description of the stock option performance vesting provisions.

Chairman will not sell any shares (net of taxes) acquired from these awards while serving as Chairman.

Voluntary Termination:  Upon the Chairman’s voluntary termination from both Boards, (i) he will become vested in a pro rata portion of the time-vesting stock options then outstanding equal to the number of completed months during the vesting period divided by the number of full months necessary to achieve full vesting of such option, and (ii) if such voluntary termination occurs on or after January 1, 2009, the Chairman will continue to vest through December 31, 2012 in the unvested portion of the performance stock options and such previously unvested performance stock options will become exercisable if the performance vesting conditions relating to the awards are satisfied on any applicable  performance vesting date that follows the Chairman’s date of termination; provided, the Chairman will be vested in a minimum number of performance stock options as equals the product of (“Minimum Vesting”) (x) 5% multiplied by (y) the number of whole or partial years of service as a member of the Board  from January 1, 2008 through the date of termination, to the extent the Chairman had not previously become vested in at least such number of shares of performance stock options.  If the Chairman voluntarily terminates from both Boards prior to January 1, 2009, he will forfeit the performance stock options.

Good Leaver Termination:  Upon the Chairman’s Good Leaver termination from both Boards, he will become vested in all time-vesting stock options and will continue to vest through December 31, 2012 in the unvested portion of the performance stock options and such previously unvested performance stock options will become exercisable if the performance vesting conditions relating to the awards are satisfied on any applicable  performance vesting date that follows the Chairman’s date of termination; provided, the performance stock options will be subject to Minimum Vesting.

Exercise Period:  Upon a voluntary termination or Good Leaver termination, vested time-vesting stock options (including time-vesting stock options that become vested on the date of termination) and then-vested performance stock options will be exercisable until the later of December 31, 2012 or 1 year after the Chairman’s date of termination (but not beyond the last day of the stock option term).  Upon such termination of service, performance stock options that subsequently become vested upon attainment of the applicable performance objective will be exercisable until the later of December 31, 2012 or 1 year after such options become vested (but not beyond the last day of the stock option term).

Restricted Shares
$600,000 of fully vested shares of common stock of the Holding Company, granted and valued (rounded to the next highest 5 whole shares) on the date the Chairman commences Board membership.

Provided he continues to serve as Chairman for 2009 and 2010, the Chairman will be granted restricted stock awards of $600,000, which will be granted and valued (rounded up to the next highest 5 whole shares) on the anniversary dates of the Chairman’s commencement of Board membership if he is a member of the Board on such dates.  Such grants will vest on the attainment of the same performance objectives under the 2007 inducement restricted stock awards to executives.  See Exhibit A for further description of the performance share award vesting provisions.

Chairman will not sell any shares (net of taxes) acquired from these awards while serving as Chairman.

Except as provided in the last sentence of this paragraph, upon the Chairman’s termination from both Boards (other than termination for Cause), he will continue to vest through December 31, 2012 in the unvested portion of the performance restricted stock if the performance vesting conditions relating to the awards are satisfied on any applicable performance vesting date that follows the Chairman’s date of termination; provided, the performance shares will be subject to Minimum Vesting.  Notwithstanding anything in the foregoing to the contrary, if the Chairman voluntarily terminates his service with both Boards on or before December 31 of the year in which performance restricted shares are granted, he will forfeit the performance restricted shares granted in that year.

Staff/Clubs
Upon the expiration of his existing arrangements with his prior employer, the Bank shall cover, until July 7, 2011, the Chairman’s expenses as agreed for an automobile and driver, payment of certain annual club dues and annual operating surcharges (but not including special assessments relating to capital items), office space that is mutually agreeable between the parties, and secretarial support.  The secretarial support shall be selected by the Chairman and shall consist of a full-time administrative assistant, a part-time administrative assistant, and an assistant to provide staff support for his role at the Chicago Board of Education and similar civic activities.

If the Chairman resigns as Chairman or as a director, the staff and club expense obligations shall cease upon such resignation.  In the event the Chairman is not re-elected Chairman of the Bank, he shall nevertheless continue to receive the staff and club reimbursement as provided above until the third anniversary of his initial election as Chairman, if applicable.

Indemnification
The Chairman shall be provided with indemnification on a basis consistent with the other directors of the Bank and the Holding Company.  In addition, the Chairman has disclosed certain non-solicitation obligations with respect to his prior employer, together with his commitment to comply with those obligations.  He will be indemnified for any claims that might be brought by his prior employer (or any successor and/or any affiliate thereof) relating to his acceptance of the Chairman position with the Bank and the Holding Company or the performance of his duties for the Bank Board or the Holding Company Board.

	EQUITY GRANT FEATURE	PERFORMANCE SHARES	PERFORMANCE STOCK OPTIONS	TIME-VESTING STOCK OPTIONS
1.	Allocation of Total Award	• $600,000 in face value in 2009 and 2010.	• 50,000 options (value of approximately $550,000).	• 50,000 shares (value of approximately $600,000)
2.	Time Vesting	• N/A	• N/A	• 33 1/3% per year on December 31, 2008, December 31, 2009 and December 31, 2010.
3.	Performance Vesting Year Stock Price EPS 2008 $33.49 $1.98 2009 $40.19 $2.38 2010 $48.23 $2.85 2011 $57.87 $3.42 2012 $69.45 $4.11

• Based on stock price performance objectives: 20% compound annual stock price growth 2008-2012.

• Stock price base is $27.91.

• 20% of the Award vests per year, based on attainment of stock price objective for that year. Objective must be met for 20 consecutive trading days during that fiscal year to vest.

• Determined as of 12/31 of performance year.

• Based on EPS performance objectives: 20% compound annual EPS growth 2008 - 2012.

• Earnings base is $1.65.

• 20% of the Award vests per year, based on attainment of EPS objective for that year.

• Determined as of 12/31 of performance year.

• None
4.	“Catch-Up” Performance Vesting	• As of 12/31 each year: To extent not vested, Award will vest for prior years if later year stock price objective is attained.	• As of 12/31/2012: To extent not vested, Award will vest: Cum. Cmpd. Growth Vested % of Award 15.0% ($12.80) 50% 17.5% ($13.75) 75% 20.0% ($14.74) 100%	• N/A
5.	Minimum 25% Vesting	• As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested shares). • Must be a Board member on 12/31/2012.	• As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested options). • Must be a Board member on 12/31/2012.	• N/A
6.	Voluntary Termination

• Forfeit award if voluntary terminate on or before 12/31 of the year of grant.

• If voluntary terminate after the year of grant, continued vesting through 12/31/2012 based on performance.

• Minimum vesting of whole Award of 5% x whole or partial years as a Board member 1/1/2008 to 12/31 of termination year.

• Forfeit award if voluntary terminate on or before 12/31/2008.

• Continue to vest based on performance if voluntary terminate on or after 1/1/2009.

• Minimum vesting of whole Award of 5% x whole or partial years as a Board member 1/1/2008 to 12/31 of termination year.

• Vested options at termination exercisable until later of 12/31/2012 or 1 year after date of termination (but not beyond the end of the option term).

• Options that vest in the future remain exercisable until the later of 12/31/2012 or 1 year after such options become vested (but not beyond the end of the option term).

• Monthly pro rata vest. • Vested options exercisable until later of 12/31/2012 or 1 year after termination (but not beyond the end of the option term).
7.	“Good Leaver” Treatment	• Continued vesting until 12/31/2012 based on performance. • Minimum vesting of whole Award of 5% x whole or partial years as a Board member 1/1/2008 to 12/31 of termination year.

• Continued vesting until 12/31/2012 based on performance.

• Minimum vesting of whole Award of 5% x whole or partial years employed 1/1/2008 to 12/31 of termination year.

• Vested options at termination exercisable until later of 12/31/2012 or 1 year after date of termination (but not beyond the end of the option term).

• Options that vest in the future remain exercisable until the later of 12/31/2012 or 1 year after such options become vested (but not beyond the end of the option term).

• Full accelerated vesting. • Vested options exercisable until later of 12/31/2012 or 1 year after termination (but not beyond the end of the option term).

DEFINITIONS

“Good Leaver” means (i) your termination of service from both Boards due to your removal from or a failure to nominate and elect you to both Boards other than due to Cause, (ii) your resignation from the Boards for Good Reason, (iii) your resignation from the Boards due to your Disability, or (iv) your death.

“Cause” shall mean your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Holding Company or the Bank.

“Disability” means your inability to carry on your duties as a member of both Boards, after receipt of medical advice, as a result of a physical or mental injury or illness or other such incapacity.

“Good Reason” shall mean the occurrence of a material breach of this term sheet agreement by the Holding Company that is not remedied within a reasonable time after notice by you to the Holding Company of such breach.